EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2014 FINANCIAL RESULTS

•                               Fourth quarter net revenues of $120.1 million and net income of $6.4 million, or $0.51 per diluted share, for the three months ended September 30, 2014, compared to net revenues of $115.7 million and net income of $4.0 million, or $.32 per diluted share, for the same period of fiscal 2013.

•                               Net revenues of $455.4 million and net income of $3.8 million, or $0.30 per diluted share, for fiscal 2014, compared to net revenues of $482.7 million and net income of $21.6 million, or $1.74 per diluted share, for fiscal 2013.

•                               Backlog of $221.3 million at September 30, 2014, an increase of 8.1% from $204.7 million at June 30, 2014.

•                               Capital investment of $6.4 million in the fourth quarter of fiscal 2014, which brings year-to-date capital investment to $39.7 million. Capital investment of approximately $22.0 million is expected in fiscal 2015.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 20, 2014 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year ended September 30, 2014.  In addition, the Company announced that its Board of Directors has authorized a quarterly cash dividend of $0.22 per outstanding share.

“Our fourth quarter was marked by improvements in margin, mix, operating leverage and backlog quality.  While the global macro-economic and geo-political environment is somewhat mixed, we are seeing strength in most of our target end markets,” said Mark Comerford, President and Chief Executive Officer.  “We are nearing completion of our major growth capital projects in two of our manufacturing facilities, and we expect to close on our acquisition of Leveltek’s LaPorte operations in the first calendar quarter.  We expect these projects will add to our ability to meet our customers’ growth and service requirements.  We anticipate the first quarter of fiscal 2015 to be challenging due to typical calendar year end cyclicality and low scheduled shipments for CPI projects. However, based on conversations with customers and the strength of our backlog, we expect fiscal 2015 to be a favorable year overall when compared to fiscal 2014.”

Fiscal 2014 Results

Net Revenues.  Net revenues were $455.4 million in fiscal 2014, a decrease of 5.7% from $482.7 million in fiscal 2013, due to a decrease in average selling price per pound partially offset by an increase in volume.  The total average selling price was $21.02 per pound in fiscal 2014, a decrease of 8.4%, or $1.92, from $22.94 per pound in fiscal 2013. Volume was 21.7 million pounds in fiscal 2014, an increase of 2.9% from 21.0 million pounds in fiscal 2013.  The increase in volume is due primarily to a project that shipped in fiscal 2014 of lower-priced product in ingot form.  Average selling price decreased due to a combination of the following factors: a change to a lower value product mix, which represented approximately $0.82 per pound of the decrease; a higher level of price competition and reduced customer demand due to supply chain destocking and fluctuating nickel prices, which forced us to reduce prices in order to be competitive, representing approximately $1.53 per pound of the decrease; partially offset by higher volume of conversion and miscellaneous sales, which represented an increase of approximately $0.24 per pound along with higher raw material market prices, which represented an increase of approximately $0.19 per pound.

Cost of Sales. Cost of sales was $408.1 million, or 89.6% of net revenues, in fiscal 2014 compared to $409.1 million, or 84.7% of net revenues, in fiscal 2013. Cost of sales in fiscal 2014 decreased by $1.0 million as compared to fiscal 2013 primarily due to a lower-value product mix.

Gross Profit.  As a result of the above factors, gross margin was $47.3 million for fiscal 2014, a decrease of $26.3 million from $73.6 million in fiscal 2013.  Gross margin as a percentage of net revenue decreased to 10.4% in fiscal 2014 as compared to 15.3% in fiscal 2013.  The main item impacting the gross margin percentage compression was pricing competition and the impact of high cost raw material flowing through cost of sales, which is estimated to have negatively impacted gross profit margin percentage by over 7.0 percentage points.  Partially offsetting this compression was nearly 2.0 percentage point expansion as a result of other factors, primarily better volumes and price increases in the latter half of the year.

Selling, General and Administrative Expense. Selling, general and administrative expense was $38.7 million for fiscal 2014, an increase of $0.5 million, or 1.4%, from $38.2 million in fiscal 2013.  Selling, general and administrative expense was relatively flat with reduced costs for incentive compensation programs in both years.  Selling, general and administrative expenses as a percentage of net revenues increased to 8.5% for fiscal 2014, compared to 7.9% for fiscal 2013 primarily due to decreased revenues.

Research and Technical Expense. Research and technical expense was $3.6 million, or 0.8% of revenue, for fiscal 2014, an increase of $0.1 million, or 1.5%, from $3.5 million, or 0.7% of net revenues, in fiscal 2013.

Operating Income. As a result of the above factors, operating income in fiscal 2014 was $5.0 million, compared to operating income of $32.0 million in fiscal 2013.

Income Taxes. Income tax expense was $1.4 million in fiscal 2014, a decrease of $9.1 million from an expense of $10.4 million in fiscal 2013, due primarily to lower pretax income generated in fiscal 2014.  The effective tax rate for fiscal 2014 was 26.7%, compared to 32.6% in fiscal 2013. During fiscal 2014, the Company’s effective tax rate was lower than fiscal 2013, primarily due to an increased proportion of taxable earnings in foreign jurisdictions with a lower tax rate.

Net Income. As a result of the above factors, net income in fiscal 2014 was $3.8 million, a decrease of $17.8 million from net income of $21.6 million in fiscal 2013.

Volumes, Competition and Pricing

Business conditions appear to be improving.  The Company’s backlog increased 32.8% during fiscal 2014.  Throughout the first quarter and a portion of the second quarter, the Company experienced reduced demand and reduced selling prices due to the market price of nickel and increased price competition in the marketplace, particularly in commodity-type alloys.  The intense competitive environment required the Company to aggressively price orders across all markets, which unfavorably impacted the Company’s gross profit margin and net income in those quarters.  In addition, sales volumes below mill capacities in the industry reduced mill-direct lead times.  The decline in mill-direct lead times, in turn, resulted in downward pressure on prices for service center transactional business, which typically commands a higher price due to faster product availability.  In the third and fourth quarters, the Company saw higher transactional business through its service centers, and mills in the industry are beginning to experience higher volumes.

Over the course of fiscal year 2013 and the beginning of fiscal year 2014, the market price of nickel declined, which periodically causes customers to delay placing orders for the Company’s products because the Company generally passes the cost of nickel on to customers in the price of its products.  As nickel prices decline, customers may delay ordering in order to receive a lower price in the future.  In the latter part of the second quarter of fiscal 2014, the market price of nickel began increasing, which typically accelerates the ordering patterns of the Company’s customers. Customer demand is beginning to solidify, and management believes that destocking within the aerospace and land-based gas turbine supply chains has subsided.  The Company has announced price increases in response to the strengthening business conditions. These price increases are beginning to expand margins, however, tempering this increase are lower margin orders shipped out of the backlog that were taken during previous time periods of compressed pricing.

Gross Profit Margin Trend Performance

The gross margin in the fourth quarter of fiscal 2014 was $18.9 million or 15.8% of net revenues, a sequential increase of $4.8 million from the $14.1 million or 11.1% of net revenues in the third quarter of fiscal 2014. The margin compression that occurred over the course of fiscal 2013 and the first part of 2014 was primarily related to lower average selling prices resulting from price competition in the marketplace, lower volumes, and the impact of declining raw material prices in prior periods, resulting in higher-cost inventory charged to cost of sales.  The margin compression was most pronounced in the first and second quarters of fiscal 2014, but the pressure on margins began to lessen in the third and fourth quarters of fiscal 2014 due to strengthening of pricing along with an increase in volumes processed through the mill, which has resulted in improved absorption of fixed costs.  Gross margin recovery is expected to continue over the course of fiscal 2015 as pricing continues to strengthen and volumes continue to improve.

Backlog

Backlog was $221.3 million at September 30, 2014, an increase of approximately $16.6 million, or 8.1%, from $204.7 million at June 30, 2014. The backlog dollars increased during the fourth quarter of fiscal 2014 due to a 13.7% increase in backlog average selling price partially offset by a 4.9% decrease in backlog pounds.

On a year-to-date basis, the backlog has increased by $54.7 million, or 32.8%, from $166.6 million at September 30, 2013. The backlog dollars increased during fiscal 2014 due to a 45.8% increase in backlog pounds partially offset by an 8.9% decrease in backlog average selling price.

Summary of Capital Spending

The Company is nearing completion of a $61.0 million investment at two of its U.S. manufacturing facilities. This includes a $37.0 million investment to expand by an estimated 60% the tubular production capacity of specialty titanium and high-performance nickel alloy tubular products at the Arcadia, Louisiana facility. In addition, the Company made an investment of $24.0 million to expand by an estimated 20% its flat products capacity to produce specialty high-performance alloy flat products at the Kokomo, Indiana facility. Both of these projects are in the commissioning stage and are expected to be released for production by the end of the first quarter of fiscal 2015.  These capital investments in Arcadia and Kokomo are expected to improve the Company’s ability to service its customers’ increasing demand for specialty products and also continue to improve product quality, improve operating efficiencies and enhance working capital management for all of the Company’s products produced at these locations.

The Company is also implementing a global information technology system.  This upgrade is expected to provide the Company with an integrated global system, enhanced analysis capability and improved capabilities in capacity planning, inventory management and customer service.  To date, the Company has spent $10.7 million on the project and expects to spend approximately $1.8 million in fiscal 2015 for a total of approximately $12.5 million.  The system is currently in use at the European service centers and has been implemented in the U.S. for general ledger, accounts payable and purchasing.  The Company’s domestic service center operations, U.S. shipping, order entry, accounts receivable and credit/collections is being implemented in the first quarter of fiscal 2015. The systems upgrade for the main manufacturing operating system is expected to be implemented during the second and third quarters of fiscal 2015.

The Company’s evaluation of its global service center and distribution continues. The evaluation has included an analysis of the equipment required, the number and geographic locations of these service centers, the services provided and the cost structure, with the objective of enhancing the distribution organization and service center capabilities. The Company has entered into a definitive agreement to purchase the assets and operations of Leveltek Processing, LLC located in LaPorte, Indiana.  These assets include coil processing capability with stretch leveling and cut-to-length capability.  This transaction is expected to close in the second quarter of fiscal 2015.

Capital spending in fiscal 2014 was $39.7 million, and the forecast for capital spending in fiscal 2015 is approximately $22.0 million, excluding the above-mentioned acquisition of the Leveltek assets. The $22.0 million of planned capital spending includes $5.0 million to complete the above-mentioned manufacturing expansions as well as the global IT system.  The remaining $17.0 million of planned spending is earmarked for continued upgrades throughout our manufacturing facilities, and this level of spending is considered a maintenance level of spending.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $271.3 million at September 30, 2014, a decrease of $2.1 million or 0.8% from $273.4 million at September 30, 2013. This decrease of $2.1 million includes an increase in inventory of $21.9 million partially offset by an increase in accounts payable of $14.4 million and a decrease in accounts receivable of $10.1 million. The increase in inventory is in response to improving backlog and business conditions.

Liquidity

During fiscal 2014, the Company’s primary sources of cash were cash on-hand and cash from operations, as detailed below.  At September 30, 2014, the Company had cash and cash equivalents of $45.9 million compared to cash and cash equivalents of $68.3 million at September 30, 2013. As of September 30, 2014, the Company had cash and cash equivalents of $9.1 million that was held by foreign subsidiaries in various currencies. All of this amount is readily convertible to U.S. dollars.

Net cash provided by operating activities was $26.9 million in fiscal 2014 compared to $73.4 million in fiscal 2013. Net income of $3.8 million in fiscal 2014 was $17.8 million lower than the $21.6 million reported in fiscal 2013.  Cash used from higher inventories was $22.3 million as compared to fiscal 2013 cash generated of $31.5 million, a change of $53.8 million.  Additionally, cash generated from lower accounts receivable was $9.9 million compared to cash generated by accounts receivable of $18.6 million in fiscal 2013, a change of $8.7 million.  Cash generated from accounts payable and accrued expenses of $15.7 million compared to cash used in accounts payable and accrued expenses of $12.2 million in fiscal 2013, a change of $27.9 million.  Additionally, the cash used in accrued pension and postretirement benefits of $6.1 million was $14.1 million less than the cash used in accrued pension and postretirement benefits in fiscal 2013 of $20.2 million. This reduction of $14.1 million is primarily a result of the Company’s evaluation of its alternatives for cash deployment in fiscal 2014.  Given the business conditions in fiscal 2014, the Company elected to minimize funding for a majority of the fiscal year because it had met its funding requirements for that time. Net cash used in investing activities was $39.7 million in fiscal 2014 compared to $41.6 million in fiscal 2013 as a result of lower capital expenditures in fiscal 2014.  Net cash used in financing activities in fiscal 2014 of $9.6 million included $10.8 million of dividend payments, partially offset by proceeds from exercises of stock options.

The Company’s sources of liquidity for fiscal 2015 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At September 30, 2014, the Company had cash of $45.9 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                  Funding operations;

•                  Capital spending;

•                  Acquisition of the LaPorte operations of Leveltek Processing, LLC; and

•                  Dividends to stockholders.

Dividend Declared

On November 20, 2014, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 15, 2014 to stockholders of record at the close of business on December 1, 2014. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.8 million on an annualized basis.

Guidance

First quarter results are typically impacted by lower production days due to holidays and planned maintenance outages.  Planned outages related to the capital expansion projects in both Kokomo and Arcadia as well as other maintenance-related projects are expected to impact first quarter results.  While the Company has continued to see order entry, pricing and backlog improvement with higher demand, this improvement only partially offsets the expected lower production days in the quarter. As a result, management expects revenue and earnings for the first quarter of fiscal 2015 to be lower than the revenue and earnings for the fourth quarter of fiscal 2014.

Earnings Conference Call

The Company will host a conference call on Friday, November 21, 2014 to discuss its results for the fiscal year ended September 30, 2014.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 21, 2014	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 21st at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, December 19, 2014. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Conference: 13595733

A replay of the Webcast will also be available at www.haynesintl.com until November 21, 2015.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2015 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Year Ended September 30, 2013	Year Ended September 30, 2014
Net revenues	$482,746	$455,410
Cost of sales	409,120	408,112
Gross profit	73,626	47,298
Selling, general and administrative expense	38,165	38,693
Research and technical expense	3,505	3,556
Operating income	31,956	5,049
Interest income	(114)	(139)
Interest expense	72	68
Income before income taxes	31,998	5,120
Provision for income taxes	10,421	1,369
Net income	$21,577	$3,751
Net income per share:
Basic	$1.75	$0.30
Diluted	$1.74	$0.30
Dividends declared per common share	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2013	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$68,326	$45,871
Accounts receivable, less allowance for doubtful accounts of $1,199 and $861 respectively	82,562	72,439
Inventories	232,157	254,027
Income taxes receivable	4,433	3,235
Deferred income taxes	6,018	6,297
Other current assets	2,408	2,964
Total current assets	395,904	384,833
Property, plant and equipment, net	152,764	174,083
Deferred income taxes—long term portion	41,301	44,639
Prepayments and deferred charges	2,282	2,031
Other intangible assets, net	5,601	5,185
Total assets	$597,852	$610,771
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,600	$41,957
Accrued expenses	13,676	13,213
Revolving credit facility	—	—
Accrued pension and postretirement benefits	4,918	4,572
Deferred revenue—current portion	2,500	2,500
Total current liabilities	48,694	62,242
Long-term obligations (less current portion)	767	745
Deferred revenue (less current portion)	30,329	27,829
Accrued pension benefits	68,310	72,315
Accrued postretirement benefits	93,949	100,910
Total liabilities	242,049	264,041
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,342,585 and 12,434,748 shares issued and 12,332,592 and 12,418,471 outstanding at September 30, 2013 and September 30, 2014, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	238,941	242,387
Accumulated earnings	174,154	166,999
Treasury stock, 9,993 shares at September 30, 2013 and 16,277 shares at September 30, 2014	(505)	(840)
Accumulated other comprehensive loss	(56,799)	(61,828)
Total stockholders’ equity	355,803	346,730
Total liabilities and stockholders’ equity	$597,852	$610,771

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30, 2013	Year Ended September 30, 2014
Cash flows from operating activities:
Net income	$21,577	$3,751
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	13,744	15,861
Amortization	416	416
Pension and post-retirement expense — U.S. and U.K.	16,173	10,293
Change in long-term obligations	(153)	(22)
Stock compensation expense	1,254	1,769
Excess tax benefit from option exercises	(494)	(614)
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	6,171	(1,954)
Loss on disposition of property	418	500
Change in assets and liabilities:
Accounts receivable	18,630	9,893
Inventories	31,507	(22,275)
Other assets	(1,324)	(336)
Accounts payable and accrued expenses	(12,165)	15,722
Income taxes	341	2,522
Accrued pension and postretirement benefits	(20,191)	(6,080)
Net cash provided by operating activities	73,404	26,946
Cash flows from investing activities:
Additions to property, plant and equipment	(41,550)	(39,694)
Net cash used in investing activities	(41,550)	(39,694)
Cash flows from financing activities:
Dividends paid	(10,849)	(10,906)
Proceeds from exercise of stock options	598	1,063
Payment for purchase of treasury stock	(505)	(335)
Excess tax benefit from option exercises	494	614
Payments on long-term obligations	(100)	—
Net cash used in financing activities	(10,362)	(9,564)
Effect of exchange rates on cash	94	(143)
Increase (decrease) in cash and cash equivalents:	21,586	(22,455)
Cash and cash equivalents:
Beginning of period	46,740	68,326
End of period	$68,326	$45,871

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2013 and 2014 are as follows:

	2013
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$114,300	$129,201	$123,587	$115,658
Gross profit	18,774	20,084	18,605	16,163
Net income	5,835	6,436	5,297	4,009
Net income per share:
Basic	$0.47	$0.52	$0.43	$0.33
Diluted	$0.47	$0.52	$0.43	$0.32

	2014
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$93,700	$115,350	$126,293	$120,067
Gross profit	5,250	9,064	14,061	18,923
Net income (loss)	(3,492)	(1,223)	2,096	6,370
Net income (loss) per share:
Basic	$(0.29)	$(0.10)	$0.17	$0.51
Diluted	$(0.29)	$(0.10)	$0.17	$0.51